                                                Filed Pursuant to Rule 424(b)(3)
                                                File Number 333-45825


PROSPECTUS SUPPLEMENT NO. 5
(To Prospectus dated February 13, 1998,
as Supplemented)


                                 OMNICARE, INC.
                 $345,000,000 PRINCIPAL AMOUNT OF 5% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2007
                    (Interest payable June 1 and December 1)

                         ------------------------------

                        8,976,222 SHARES OF COMMON STOCK

                         ------------------------------

         This Prospectus Supplement supplements the Prospectus dated February 13, 1998 and the Prospectus Supplements Nos. 1, 2, 3 and 4 dated February 26, 1998, March 6, 1998, April 1, 1998 and April 17, 1998, respectively (together, the "Prospectus"), relating to (i) $345,000,000 aggregate principal amount of 5% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicare, Inc., a Delaware corporation (the "Company"), (ii) 8,712,121 shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Debentures plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Conversion Shares") and (iii) 264,101 additional shares of Common Stock. The Debentures and the Conversion Shares are being offered for the account of the holders thereof or by their transferees, pledgees, donees or successors. The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities, Inc., Smith Barney Inc. and William Blair & Company, L.L.C. in December 1997 in connection with a private offering. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined shall have the meaning assigned to such terms in the Prospectus.

         The Common Stock is traded on the NYSE under the symbol "OCR." On April 23, 1998 the closing price of the Common Stock on the NYSE Composite Tape was $37.125.

         The following table sets forth certain information concerning BT Alex.Brown, Janus Aspen Balanced Portfolio NB13, Janus Aspen Equity Income Portfolio NB31, Janus Balanced Fund NB08, Janus Equity Income Fund NB28 and Nomura Securities (Bermuda) Ltd. (the "Selling Securityholders") who have provided the Company with notice as of the date of this Prospectus Supplement pursuant to the Registration Rights Agreement of such Selling Securityholders' intent to sell or otherwise dispose of Debentures and/or Conversion Shares pursuant to the Registration Statement. This information supplements the information contained in the Prospectus under the caption "Selling Securityholders." Neither the Selling Securityholders nor any of their affiliates have held any position or office with, been employed by or otherwise have had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this Prospectus Supplement. Because the Selling Securityholders may offer all or some portion of the Debentures and Conversion Shares, no estimate can be given as to the percentage of Debentures or Common

Stock that will be held by the Selling Securityholders upon termination of sales pursuant to this Prospectus Supplement.



                                                          Percentage of
                                 Principal Amount     Debentures Outstanding                              Percentage of Common
                                   of Debentures        Beneficially Owned         Conversion Shares        Stock Beneficially
           Name                  that May be Sold         Before Offering         That May Be Sold**      Owned Before Offering
           ----                  ----------------         ---------------         ------------------      ---------------------
BT Alex.Brown                       $  125,000                    *                       3,156                      *

Janus Aspen Balanced                 5,195,000                 1.51%                    131,186                      *
Portfolio NB13

Janus Aspen Equity                      65,000                    *                       1,641                      *
Income Portfolio NB31

Janus Balanced Fund                  5,613,000                 1.63%                    141,742                      *
NB08

Janus Equity Income Fund             1,027,000                    *                      25,934                      *
NB28

Nomura Securities                    8,500,000                 2.46%                    214,646                      *
(Bermuda) Ltd.

----------------

*        Less than 1%.
** Assumes conversion of full amount of Debentures held by such holder at the initial rate of $39.60 in principal amount of Debentures per share of Common Stock.

            The date of this Prospectus Supplement is April 27, 1998




                                        2